CUSIP NO. 983857103                    13G                    Page 1 of 11 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


 Information to be Included in Statements Filed Pursuant to Rules 13d-1(b)
         and (c) and Amendments Thereto Filed Pursuant to Rules 13d-2(b)
                               (Amendment No. 12)*



                              X-RITE, INCORPORATED
                                (Name of Issuer)


                     Common Stock, Par Value $.10 Per Share


                                    983857103
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's filing on this form with respect to the subject class of securities; and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


                      (Continues on the following page(s))


                               Page 1 of 11 Pages

CUSIP NO. 983857103                   13G                     Page 2 of 11 Pages


1.       NAME OF REPORTING PERSON
         IRS IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

         Leonard C. Blanding

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        1,123,082
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         -0-
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    1,123,082

                           8.       SHARED DISPOSITIVE POWER

                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,143,082

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.4%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 983857103                   13G                     Page 3 of 11 Pages


1.       NAME OF REPORTING PERSON
         IRS IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

         Lawrence E. Fleming

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        1,600,000
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         -0-
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    1,600,000

                           8.       SHARED DISPOSITIVE POWER

                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,630,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.7%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 983857103                  13G                      Page 4 of 11 Pages


1.       NAME OF REPORTING PERSON
         IRS IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

         Rufus S. Teesdale

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        1,514,853
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         -0-
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    1,514,853

                           8.       SHARED DISPOSITIVE POWER

                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,544,853

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.3%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 983857103                   13G                     Page 5 of 11 Pages


1.       NAME OF REPORTING PERSON
         IRS IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

         D. Ted Thompson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        1,368,300
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         -0-
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    1,368,300

                           8.       SHARED DISPOSITIVE POWER

                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,488,300

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 983857103                  13G                      Page 6 of 11 Pages


1.       NAME OF REPORTING PERSON
         IRS IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

         Quinten E. Ward

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        -0-
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         1,064,000
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    -0-

                           8.       SHARED DISPOSITIVE POWER

                                    1,064,000

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,094,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.2%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 983857103                13G                        Page 7 of 11 Pages


Item 1(a)         Name of Issuer:

                  X-Rite, Incorporated

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3100 44th St., S.W.
                  Grandville, MI  49418

Item 2(a)         Name of Persons Filing:

                  Leonard C. Blanding
                  Lawrence E. Fleming
                  Rufus S. Teesdale
                  D. Ted Thompson
                  Quinten E. Ward

Item 2(b)         Address of Principal Business Office:

                  Leonard C. Blanding:               6600 Tanglewood S.E.
                                                     Grand Rapids, MI 49546

                  Lawrence E. Fleming:               6200 Hall St., S.E.
                                                     Grand Rapids, MI 49546

                  Rufus S. Teesdale:                 3152 E. Gatehouse Dr., S.E.
                                                     Grand Rapids, MI  49546

                  D. Ted Thompson:                   3100 44th St., S.W.
                                                     Grandville, MI  49418

                  Quinten E. Ward:                   2251 N. Rampart Blvd.,
                                                     Suite 102
                                                     Las Vegas, NV  89128

Item 2(c)         Citizenship:

                  United States of America

Item 2(d)         Title of Securities:

                  Common Stock, Par Value $.10

Item 2(e)         CUSIP Number:

                  983857103

Item 3

CUSIP NO. 983857103                 13G                       Page 8 of 11 Pages


Item 4            Ownership:

                  Leonard C. Blanding

                           (a)     Amount Beneficially Owned:   1,143,082

                           (b)     Percent of Class: 5.4%

                           (c)     Number of Shares as to which such person has:

                                  (i)   sole power to vote or direct the vote:

                                        1,123,082

                                  (ii)  shared power to vote or direct the vote:

                                        314,050

                                  (iii) sole power to dispose or to direct the
                                        disposition of:

                                        1,123,082

                                  (iv)  shared  power to  dispose or to direct
                                        the disposition of:

                                        314,050

                  Note: The amount beneficially owned includes options for 20,000 shares exercisable within 60 days, but does not include 314,050 shares held by a Trust for which Mr. Blanding serves as Trustee, and as to which Mr. Blanding disclaims beneficial ownership.

                  Lawrence E. Fleming

                           (a)     Amount Beneficially Owned: 1,630,000

                           (b)     Percent of Class: 7.7%

                           (c)     Number of Shares as to which such person has:

                                    (i)   sole power to vote or direct the vote:

                                          1,600,000

                                    (ii)  shared  power  to vote or  direct  the
                                          vote:

                                          -0-

                                    (iii) sole power to dispose or to direct the
                                          disposition of:

                                          1,600,000

CUSIP NO. 983857103                    13G                    Page 9 of 11 Pages


                                    (iv)  shared  power to  dispose or to direct
                                          the disposition of:

                                          -0-

                    Note: The amount beneficially owned includes options for 30,000 shares exercisable within 60 days.

                  Rufus S. Teesdale

                           (a)     Amount Beneficially Owned: 1,544,853

                           (b)     Percent of Class: 7.3%

                           (c)     Number of Shares as to which such person has:

                                    (i)   sole power to vote or direct the vote:

                                          1,514,853

                                    (ii)  shared  power  to vote or  direct  the
                                          vote:

                                          -0-

                                    (iii) sole power to dispose or to direct the
                                          disposition of:

                                          1,514,853

                                    (iv)  shared  power to  dispose or to direct
                                          the disposition of:

                                          -0-

                    Note: The amount beneficially owned includes options for 30,000 shares exercisable within 60 days.

                  D. Ted Thompson

                           (a)     Amount Beneficially Owned: 1,488,300

                           (b)     Percent of Class: 7.0%

                           (c)     Number of Shares as to which such person has:

                                     (i)  sole power to vote or direct the vote:

                                          1,368,300

                                    (ii)  shared  power  to vote or  direct  the
                                          vote:

                                          -0-

CUSIP NO. 983857103                    13G                   Page 10 of 11 Pages


                                    (iii) sole power to dispose or to direct the
                                          disposition of:

                                          1,368,300

                                    (iv)  shared  power to  dispose or to direct
                                          the disposition of:

                                          -0-

                    Note: The amount beneficially owned includes options for 120,000 shares exercisable within 60 days, but does not include 160,000 shares held by a Trust for which Mr.
                    Thompson's wife serves as Trustee, and as to which Mr. Thompson disclaims beneficial ownership.

                  Quinten E. Ward

                           (a)    Amount Beneficially Owned: 1,094,000

                           (b)    Percent of Class: 5.2%

                           (c)    Number of Shares as to which such person has:

                                    (i)   sole power to vote or direct the vote:

                                          -0-

                                    (ii)  shared  power  to vote or  direct  the
                                          vote:

                                          1,064,000

                                    (iii) sole power to dispose or to direct the
                                          disposition of:

                                          -0-

                                    (iv)  shared  power to  dispose or to direct
                                          the disposition of:

                                          1,064,000

                    Note: The amount beneficially owned includes options for 30,000 shares exercisable within 60 days, but does not include 170,000 shares held by Mr. Ward's wife and 305,000 shares held by a limited partnership for which Mr. Ward serves as general partner, and as to which Mr. Ward disclaims beneficial ownership.

Item 5            Ownership of 5% or less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another:

                  Not applicable.

CUSIP NO. 983857103                  13G                     Page 11 of 11 Pages

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution:

                  Not applicable.

Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1998

                                                       /s/ Leonard C. Blanding
                                                       Leonard C. Blanding

                                                       /s/ Lawrence E. Fleming
                                                       Lawrence E. Fleming

                                                       /s/ Rufus S. Teesdale
                                                       Rufus S. Teesdale

                                                       /s/ D. Ted Thompson
                                                       D. Ted Thompson

                                                       /s/ Quinten E. Ward
                                                       Quinten E. Ward




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